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                                                                    EXHIBIT 99.2


                         NEVADA SEA INVESTMENTS, INC.
                         10670 N. Central Expressway
                                  Suite 501
                              Dallas, TX  75231
                                 214/750-5800
                              214/361-0964  FAX


May 31, 1996



Greenbriar Corporation
(formerly Medical Resource
   Companies of America)
4265 Kellway Circle
Addison, TX  75248

Attention:    President

RE:           Wespac Investors Trust III

Gentlemen:

By agreement effective May 12, 1995, Greenbriar Corporation (formerly Medical Resource Companies of America) ("Greenbriar") granted an option to Nevada Sea Investments, Inc. ("Nevada Sea") to purchase a judgement form a California court (the "Judgement") against Wespac Investors Trust III ("Wespac") and all of Greenbriar's claim against Wespac in bankruptcy proceedings in the United States Bankruptcy Court for the Eastern District of Washington (Case No. 94-00228-K11), including any stock, property or rights resulting therefrom
(the "Claim"), which option was in lieu of any other agreement among the parties, written or verbal, relating to Wespac (the "Original Option"). As a result of the various negotiations among the creditors in the bankruptcy proceeding, for the benefit of all future creditors and shareholders of Wespac, Geenbriar and Nevada Sea have determined that the Original Option should be rescinded and terminated.

Subject to all of the terms and conditions hereof, Greenbriar and Nevada Sea hereby agreed as follows:

1. Rescission of Original Option. The Original Option is hereby rescinded and declared null, void and of no further force or effect, which declaration is deemed to occur, ab initio, as of the time of its original issuance. Not withstanding the rescission the consideration paid for the Original Option shall be retained by Greenbriar.


















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Greenbriar Corporation
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May 31, 1996




2. Settlement of Shares. Contemporaneously with the execution of this letter agreement, Greenbriar hereby conveys unto Nevada Sea an undivided 50% interest in and to the Judgement and the Claim, which will result in an undivided interest of 25% out of an aggregate of 50% new shares of beneficial interest of Wespac referred to in the bankruptcy plan as the New Common Stock, on a "when issued" basis.

3. No Sale of Shares. Greenbriar hereby covenants and agrees that it will not, without the prior written consent of Nevada Sea, sell or dispose of any of the 25% of total Wespac shares which Greenbriar receives under the Plan.




                                        NEVADA SEA INVESTMENTS, INC.



                                        By: /s/  F. TERRY SHUMATE
                                           ----------------------------


                                        GREENBRIAR CORPORATION



                                        By: /s/  GINA S. BUTCHER
                                           ----------------------------